Exhibit 10.1

RENASANT CORPORATION
PERFORMANCE BASED REWARDS PLAN

Renasant Corporation, a corporation organized and existing under the laws of the State of Mississippi (the “Company”), hereby establishes this Performance Based Rewards Plan, subject to the terms and conditions set forth below, effective for services rendered on and after January 1, 2019 (the “Effective Date”) (the “Plan”).

Section 1 – Purpose and Prior Arrangements:

The purposes of the Plan are to: (a) provide an opportunity for annual cash incentives to eligible officers and employees of the Company, Renasant Bank (the “Bank”) and their respective Affiliates (as defined below); (b) attract and retain officers and employees; and (c) further align the interests of employees and officers with the interests of its shareholders. This Plan is further intended to replace and supersede, as of the Effective Date, any other written or oral arrangement related to annual performance-based cash rewards plans for eligible employees maintained by the Company, the Bank or an Affiliate thereof (the “Prior Arrangements”). For the avoidance of doubt, rewards earned and payable for services rendered prior to the Effective Date shall not be otherwise affected by the adoption of this Plan, and shall be and remain subject to the terms and conditions of the Prior Arrangement(s).

Section 2 – Definitions:

2.1    “Affiliate” means any corporation or other form of entity of which the Company owns, from time to time, directly or indirectly, at least 80% of the total combined voting power of all classes of stock or other equity interests, including the Bank.

2.2    “Award” means a cash payment made in accordance with the terms and conditions of the Plan.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Change in Control” shall have the meaning ascribed to such term in the Company’s 2011 Long-Term Incentive Compensation Plan, as the same may be amended, superseded or replaced from time to time.

2.5    “Code” means the Internal Revenue Code of 1986, as amended, including any regulation, rule or other guidance promulgated thereunder.

2.6    “Committee” means the Compensation Committee of the Board.

2.7    “Compensation” means regular, periodic base salary or, for those Eligible Employees who are paid on an hourly basis, “eligible compensation” as determined in accordance with the Bank’s standard payroll practices. In either event, such amount (a) shall include customary deductions and deferrals made under the Bank’s Executive Deferred Income Plan, the Company’s Deferred Stock Unit Plan, the Bank’s tax-qualified retirement plan and any other plan of deferred compensation maintained by the Company or the Bank; and (b) shall exclude awards payable under this Plan or a Prior Arrangement or other incentive plan or arrangement, sign-on or retention bonuses, commissions, the value of equity-based compensation, and car and transportation allowances, cash perquisites, reimbursements and similar items. Only Compensation actually paid while a Participant herein shall be taken into account for purposes of determining any Award payable hereunder.

2.8    “Determination Date” means the last business day of the first calendar quarter of each Performance Year.

2.9    “Disability” means that a Participant is receiving long-term disability benefits under a separate plan or policy maintained by the Company or an Affiliate.

2.10    “Eligible Employee” means a regular, full-time, common law employee of the Company and/or its Affiliates, including officers, determined in accordance with the Company’s standard personnel policies and practices, but excluding: (a) employees who participate in the Retail Sales Incentive Plan, the Commercial/Business/Private Relationship Manager Incentive Plan or any other incentive or commission-based plan designated or administered by the Committee; (b) any employee who has been notified of a “performance improvement” or “job in jeopardy” action or is otherwise subject to disciplinary action; (c) any employee who has been excluded from this Plan by written contract or employment agreement; (d) any employee who scores less than a “3.0” on his or her performance evaluation immediately prior to the Payment Date (defined below); (e) any non-exempt employee hired during a Performance Year; (f) individuals who are classified by the Company or an Affiliate as leased or otherwise employed by a third party; (g) independent contractors or intermittent or temporary employees, even if any such classification is modified by audit, administrative proceeding, litigation or otherwise; and (h) employees who are covered under another short-term incentive plan or arrangement maintained by the Company or the Bank. The Committee (or its delegates as described in section 6.1) has the discretion to determine “Eligible Employees” hereunder, including the addition or omission of individuals or groups that would otherwise be, or not be, considered “Eligible Employees” pursuant to the above definition.

2.11    “Enhancement” means a discretionary amount payable in addition to any amount determined under Section 4.2 hereof. Enhancements shall not be provided in respect of an officer of the Company titled Senior Executive Vice President or above.

2.12    “Participant” means an Eligible Employee who has been designated as such in respect of a Performance Year.

2.13    “Payment Date” means the date designated by the Committee, but in no event later than the 15th day of the third calendar month following the end of each Performance Year unless the Company’s external auditors have not reviewed and approved the Company’s earnings for the Performance Year; in such event, the Payment Date shall mean the next payroll date following the external auditor’s final review and certification of the Company’s earnings.

2.14    “Performance Measures” means financial or operational performance metrics related to the Company, the Bank, a subsidiary of the Company or the Bank, a division, unit, department or profit center of the Company or the Bank or an Affiliate thereof, a geographic region, an individual branch or any other corporate designation related to profitability or efficiency, which may be expressed as an absolute amount or an amount relative to a peer group designated by the Committee. Metrics may include, but shall not be limited to: (a) earnings per share, whether or not calculated on a fully diluted basis; (b) earnings before interest, taxes, or other adjustments, including adjustments for extraordinary or non-recurring items; (c) return on equity, return on investment, return on invested capital, or return on assets; (d) net profit margin or increase in income, whether net income, net interest income, or otherwise; (e) growth in income or revenue, whether net or gross, or growth in market share; (f) credit quality, net charge-offs, the ratio of non-performing assets to total assets or loan loss allowance as a percentage of nonperforming assets, (g) the ratio of noninterest expense to average assets, the ratio of net charge-offs to average loans, the ratio of loans 30-89 days past due to average loans, and the ratio of nonperforming loans to average loans, (h) growth in loans or deposits or change in capital ratios; or (i) any permutation or ratio combining one or more of the foregoing metrics. A single Performance Measure may be established for all Participants, and/or Performance Measures may be established with respect to groups of Participants, whether by individual or by job title, job classification, geographic region, division, department, or other reasonable method. As applicable, Performance Measures shall be determined in accordance with Generally Accepted Accounting Principles (“GAAP”) then in effect, provided that the Committee may disregard the effect of unusual or infrequently occurring items, as determined under GAAP.

2.15    “Performance Year” means the Company’s fiscal year during which the services giving rise to an Award are rendered.

2.16    “Retirement” means that a Participant has voluntarily separated from service with the Company and its Affiliates; provided that at the time of such separation he or she has attained age 55 and completed ten years of service (based on the Participant’s benefit seniority date) and is in good standing, or has attained age 65 and is in good standing.

Section 3 – Participation:

3.1    Designation. Participants shall be eligible to receive Awards hereunder when designated by the Committee. Eligible Employees may be designated individually or by groups or categories, in the discretion of the Committee. Unless otherwise provided by the Committee, any such designation shall be made not later than the Determination Date.

3.2    New Employees. If an employee who is otherwise an Eligible Employee first begins his or her employment during a Performance Year, he or she shall be designated as a Participant herein, unless otherwise determined by the Committee.

Section 4 – Determination of Awards:

4.1    Determination of Performance Measures. Not later than the Determination Date, the Committee shall: (a) determine the Performance Measures applicable for the Performance Year; and (b) for each of the Performance Measures, set a minimum performance level below which no incentive shall be earned (a “Threshold” level), the anticipated level of performance (a “Target” level) and a maximum performance level above which no additional amount may be earned (a “Superior” level).

4.2    Determination of Participants and Individual Awards. As of each Determination Date, the Committee shall designate: (a) those Eligible Employees (which may be individuals or groups of eligible employees categorized by title, role or other factors) who shall participate in the Plan; (b) the Performance Measures applicable with respect to each such Participant and the weight given to each such measure; and (c) the amount of the Award payable to each Participant if Threshold, Target, and/or Superior levels of performance are attained, which may be expressed as a percentage of Compensation or a fixed dollar amount.

4.3    Attainment of Performance Measures and Payout of Awards. As soon as practicable following the certification of the Company’s annual financial statements by the Company’s external auditors, the Committee shall determine whether and to what extent the Performance Measures applicable to such year have been attained and certify the Award payout for each Participant. In the event performance is greater or less than the Target level, but not less than the Threshold level or more than the Superior level, the amount of each Award shall be prorated to reflect such performance. No Award shall be paid in respect of performance below the Threshold level and no Award shall be increased in respect of performance above the Superior level, subject to Section 4.4 below.

4.4    Enhancement. In the event an Award determined in accordance with Section 4.3 hereof does not, in the Committee’s discretion, adequately recognize the performance or contribution of any Participant (including a circumstance where no Award would otherwise be earned based on the determinations described herein), the Committee, in its discretion, (and subject to delegation as covered in Section 6.1) may provide an additional Enhancement to such Participant, whether expressed as a fixed dollar amount or as a percentage of his or her Compensation.

4.5    Change in Status. If, during a Performance Year:

a.    A Participant is promoted, transferred or otherwise experiences a change in position or status, any Award payable hereunder shall be based upon his or her position as of the last day of the Performance Year, notwithstanding the terms of any communication to the contrary.

b.    An employee becomes an Eligible Employee, or a Participant ceases to be an Eligible Employee, any Award payable hereunder shall be determined with respect to the period in which he or she is considered a Participant herein, and he or she shall remain eligible for any amount otherwise earned under the terms of a separate short-term incentive plan or arrangement under which he or she is covered during the same Performance Year, subject to the terms of such separate plan or arrangement.

4.6    Final Discretion. The Committee shall possess the final discretion to adjust the amount of any Award determined hereunder, which adjustment may be made on a participant-by-participant basis or with respect to groups or categories of Participants.

Section 5 - Payment:

5.1    Time and Form of Payment. Awards hereunder shall be paid in the form of a single sum on the Payment Date.

5.2    Payment Conditions. Except as expressly provided herein, as the condition of the receipt of an award hereunder, each Participant shall be employed by the Company or an Affiliate on the Payment Date and then in good standing.

5.3    Retirement, Death and Disability. Notwithstanding the provisions of Section 5.2 hereof to the contrary, and unless the Committee otherwise provides, if a Participant separates from service with the Company and all Affiliates during a Performance Year on account of his or her death, Disability or Retirement, the Award otherwise payable to such Participant with respect to such year shall be determined as provided herein and a prorated amount shall be paid, based on eligible earnings of the Participant in the Performance Year.

5.4    Change in Control. If a Change in Control occurs during a Performance Year and unless otherwise determined by the Committee:

a.    The Performance Year shall end as of the last business day immediately preceding the date on which the Change in Control is consummated (the “Short Year”).

b.    Awards payable hereunder shall be determined as of the last day of the Short Year; the Committee shall possess the discretion to reasonably adjust any Performance Measure to the extent necessary or appropriate to determine Awards payable in respect of such year.

c.    Any Award payable in respect of the Short Year shall be paid as soon as practicable thereafter, but in no event later than the 15th day of the third calendar month following the end of the Short Year.

Section 6 – Administration:

6.1    Powers. In addition to the power and authority provided elsewhere in this Plan, the Committee shall have the discretionary power and authority to: (a) designate Participants hereunder; (b) determine Performance Measures; (c) determine the amount of any Award finally payable hereunder; (d) construe and interpret the provisions of the Plan and any form or agreement related thereto; (e) establish and adopt such rules, regulations, and procedures as may be necessary or advisable in connection with the administration of the Plan; and (f) make any other determination which it believes necessary or advisable for the proper administration of the Plan.

The Committee may delegate any of the power and authority otherwise afforded to it hereunder to one or more officers of the Company or the Bank; provided that the Committee shall not delegate the determination of any Award for an officer of the Company with an officer status of Senior Executive Vice President or above to any person other than the Board, including the determination of the Performance Measures applicable to such Award and the amount payable in respect of such Award.

6.2    Determinations Binding. Decisions, interpretations and actions of the Committee concerning matters related to the Plan shall be final and conclusive on the Company, its Affiliates and Participants and their beneficiaries or heirs. The Committee may make determinations selectively among Participants who receive or are eligible to receive Awards hereunder, whether or not such Participants are similarly situated.

Section 7 – General Provisions:

7.1    No Continued Employment. Participation hereunder shall not confer upon any Participant the right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue at his or her present or any other rate of compensation or job classification or the right to participate in this Plan.

7.2    Non-transferability. No Award, or the expectation to receive an Award, shall be subject to transfer, pledge, assignment, hypothecation, alienation or otherwise encumbered or disposed of by a Participant hereunder, whether by operation of law or otherwise, and whether voluntarily or involuntarily (except in the event of a Participant’s death by will or the laws of descent and distribution). Neither the Committee nor the Company shall be required to recognize any attempted assignment of such rights by any Participant or his or her heirs or beneficiaries.

7.3    Taxes. The Company shall have the right to withhold from any Award hereunder any taxes required by law to be withheld.

7.4    Other Benefits. Awards hereunder shall not impair or otherwise reduce a Participant’s compensation, life insurance, retirement or other benefits provided by the Company or its Affiliates; provided, however, that the value of any Award hereunder shall not be treated as compensation for purposes of computing the value or amount of any such benefit unless otherwise provided in the separate plan or policy providing for the establishment and administration of such benefit.

7.5    Source of Awards. Awards hereunder shall be made from the general assets of the Company. The status of any Participant with respect to an Award hereunder shall be that of a general unsecured creditor of the Company, and no Participant shall have any right, title, or interest in or to any asset of the Company. Nothing contained in this Agreement shall be deemed or be construed to create a trust of any kind or other fiduciary relationship between the Company and Participant or any other person.

7.6    Successors and Assigns. Any obligation of the Company hereunder shall be binding upon and inure to the benefit of its successors and assigns; any such obligation shall inure to the benefit of and be binding upon each Participant, including his or her heirs, estate, legatees and legal representative. If a Participant dies before an Award is paid hereunder, payment shall be made to his or her surviving spouse or estate, as determined in the discretion of the Committee.

7.7    Recovery Policy. Any Award hereunder is expressly made subject to the terms of any compensation recovery agreement or policy or policies established by the Company, as may be in effect from time to time and with respect to which a Participant is a party or is bound, including to the extent applicable, the Company’s Clawback Policy.

7.8    Governing Law. The Plan shall be construed and interpreted in accordance with the internal laws of the State of Mississippi, without regard to the conflicts of law provisions thereof.

7.9    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.10    Amendment and Termination. Except as provided herein, the Company has no obligation to maintain this Plan for any particular length of time, and the Company may amend or terminate this Plan, in its discretion; provided that no amendment or termination shall impair an Award that is otherwise payable as of the earlier of the time such amendment or termination is adopted or effective. For avoidance of doubt, a change in Performance Measures, a change in Threshold, Target or Superior levels of performance, or a change in the amount payable hereunder from one Performance Year to another shall not be deemed to constitute an amendment hereunder.

7.11    Code Section 409A. It is intended that Awards hereunder shall be excluded from the provisions of Code Section 409A under the short-term deferral exclusion available thereunder, and that the provisions and administration of this Plan shall be interpreted, construed and conducted in accordance with such exclusion. Nevertheless, should any individual Award be deemed deferred compensation subject to the provisions of Code Section 409A, such Award shall be administered in accordance with the applicable provisions of such section.

THIS PERFORMANCE BASED REWARDS PLAN was adopted by the Board of Directors of Renasant Corporation on October 16, 2018, to be effective as provided herein.

RENASANT CORPORATION

By: /s/ C. Mitchell Waycaster
Date: October 19, 2018